Exhibit 10.21

January 22, 2008
George Barrios
Dear George:
On behalf of World Wrestling Entertainment, Inc., I am pleased to extend the following offer of employment to you.

Title:	You will commence employment in the role of Executive Vice President, Finance, and will assume the role of Chief Financial Officer at a time that is mutually agreed by the parties, but no later than April 15, 2008, coinciding with the retirement of Frank Serpe. Your primary responsibilities shall be to manage the financial affairs of the Company and to perform such other duties commensurate with your position as are reasonably designated by the Chief Operating Officer of the Company, to whom you will report. You agree to serve the Company faithfully and to the best of your ability.

Location:	Corporate Headquarters 1241 E. Main Street Stamford, CT 06902

Start Date:	Expected to occur on or before March 24, 2008.

Base Compensation:	Your annual base salary will be $500,000, paid bi-weekly, less applicable taxes and other deductions required by law. You will first be eligible for a salary increase based upon your 2008 performance evaluation in calendar year 2009.

Incentive Bonus:	You will be eligible to participate in the WWE Management Incentive Program. This program is based upon your performance evaluation and achievement of fiscal year company/business unit financial goals. For the year 2008, the target bonus for your level of position is 50%. Bonus payments are made after the close of the fiscal year.

Restricted Shares:	Conditional upon Board approval, you will be granted 25,000 restricted shares of Class A Common Stock of WWE, within 90 days of your Start Date. Your restricted shares will vest in equal installments over three years, pursuant to the Company’s Omnibus Plan.

A copy of the Omnibus Plan will be provided to you. You will continue to be eligible to participate in the Company’s annual Omnibus Plan during the course of your employment.

Benefits:	You will be eligible for full company benefits on the first day of the month following your date of hire. Company benefits include: Medical, Dental, Life, LTD and 401(k) plan. Detailed information regarding the benefits is included in the enclosed offer packet.

Severance:	If at any time your employment is terminated by World Wrestling Entertainment, Inc. for any or no reason but without “cause”, you will receive; 1) your then current base salary for a period of one year and 2) conditional upon Board approval, any unvested portion of the 25,000 restricted stock units issued to you as set forth above. If you are terminated by WWE, Inc. for “cause”, WWE will have no further financial obligation to you as of the date of the termination. For purposes of the forgoing, “cause” is defined as (i) engages in fraud, deceit, misappropriation, embezzlement or theft against WWE or any of its affiliates, or (ii) is indicted, convicted, pleads or enters a plea of nolo contendere to a felony, or (iii) violates any statute, ordinance or other provision of law, or (iv) violates any provision of your Confidentiality/Non Solicitation Agreement. You shall not be entitled to any severance if you resign or voluntarily terminate your employment with the Company.

Vacation:	4 weeks vacation and 3 personal days. See vacation policy packet for more details.
This offer is contingent upon clear reference and background checks and satisfaction of the Immigration Control and Reform Act requirements.
On behalf of World Wrestling Entertainment, Inc., we are very pleased that you have accepted this offer. Please return a signed copy of this letter to my attention by Friday, February 1, 2008. The fax number is (203) 328-2510.
If you have any questions, please contact me at (203) 352-8681.
Sincerely,
/s/ Danielle Fisher
Danielle Fisher
Vice President, Human Resources

/s/ George Barrios		February 5, 2008

George	Barrios	Date

Enclosure